UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Information to be Included in Statements Filed
             Pursuant to Rules 13d-1(b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2(b)


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*


                               IMMUNOMEDICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   452907 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 7 pages

================================================          ======================
CUSIP NO.            452907 10 8                    13G   Page  2  of  7 Pages
          ------------------------------                       ---    --
================================================          ======================

============= ==================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Eva J. Goldenberg

------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
------------- ------------------------------------------------------------------
3             SEC USE ONLY



------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

============= ==================================================================
================================================================================
                                  5       SOLE VOTING POWER
NUMBER OF SHARES                          1,222,330
                                  ------- --------------------------------------
BENEFICIALLY                      6       SHARED VOTING POWER
                                          1,176,271
OWNED BY
                                  ------- --------------------------------------
EACH                              7       SOLE DISPOSITIVE POWER
                                          1,222,330
REPORTING
                                  ------- --------------------------------------
PERSON WITH                       8       SHARED DISPOSITIVE POWER
                                          1,176,271

================================================================================
================================================================================
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,398,601

---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]

---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.8%

---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

========== =====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 7 pages

================================================          ======================
CUSIP NO.            452907 10 8                    13G   Page  3  of  7 Pages
          ------------------------------                       ---    --
================================================          ======================

============= ==================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Deborah S. Orlove

------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
------------- ------------------------------------------------------------------
3             SEC USE ONLY



------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

============= ==================================================================
================================================================================
                                  5       SOLE VOTING POWER
NUMBER OF SHARES                          1,007,581
                                  ------- --------------------------------------
BENEFICIALLY                      6       SHARED VOTING POWER
                                          1,172,667
OWNED BY
                                  ------- --------------------------------------
EACH                              7       SOLE DISPOSITIVE POWER
                                          1,007,581
REPORTING
                                  ------- --------------------------------------
PERSON WITH                       8       SHARED DISPOSITIVE POWER
                                          1,172,667

================================================================================
================================================================================
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,180,248

---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]

---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.4%

---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

========== =====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 7 pages

Item 1(a).        Name of Issuer:
                  ---------------
                  Immunomedics, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------
                  300 American Road
                  Morris Plains, New Jersey  07950

Item 2(a).        Name of Person Filing:
                  ----------------------
                  (i)  Eva J. Goldenberg
                  (ii) Deborah S. Orlove

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  ------------------------------------------------------------
                  (i)  21 Red Oak Lane, Kinnelon, NJ 07405
                  (ii) 4638 Kenmore Drive, N.W., Washington, DC 20007

Item 2(c).        Citizenship:
                  ------------
                  (i)  United States
                  (ii) United States

Item 2(d).        Title of Class of Securities:
                  -----------------------------
                  Common Stock, $0.01 par value

Item 2(e).        CUSIP Number:
                  -------------
                  452907 10 8

Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b),
                  or 13d-2(b) or (c), Check Whether the Person Filing is a:
                  ---------------------------------------------------------
         (a)      [ ] Broker or dealer registered under Section 15 of
                      the Exchange Act.

         (b)      [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      [ ] Insurance company as defined in Section 3(a)(19)
                      of the Exchange Act.

         (d)      [ ] Investment company registered under Section 8 of
                      the Investment Company Act.

                               Page 4 of 7 pages

         (e)      [ ] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E).

         (f)      [ ] An employee benefit plan or endowment fund in
                      accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      [ ] A parent holding company or control person in
                      accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      [ ] A savings association as defined in Section 3(b)
                      of the Federal Deposit Insurance Act.

         (i)      [ ] A church plan that is excluded from the
                      definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If   this  statement is filed  pursuant to Rule  13d-1(c),
          check this box. [X]

Item 4.           Ownership
                  ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(i)      Eva J. Goldenberg
         -----------------
         (a) Amount beneficially owned: 2,398,601

         (b) Percent of class: 4.8%

         (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 1,222,330

               (ii)  shared power to vote or to direct the vote: 1,176,271

               (iii) sole power to  dispose  or to direct  the  disposition  of:
                     1,222,330

               (iv)  shared  power to dispose or to direct the  disposition  of:
                     1,176,271

(ii)     Deborah S. Orlove
         -----------------
         (a) Amount beneficially owned: 2,180,248

         (b) Percent of class: 4.4%

         (c) Number of shares as to which such person has:

                               Page 5 of 7 pages

               (i)   sole power to vote or to direct the vote: 1,007,581

               (ii)  shared power to vote or to direct the vote: 1,172,667

               (iii) sole power to  dispose  or to direct  the  disposition  of:
                     1,007,581

               (iv)  shared  power to dispose or to direct the  disposition  of:
                     1,172,667

Item 5.           Ownership of Five Percent or Less of a Class
                  --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].



Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person
                  --------------------------------------------------------

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
                  ---------------------------------------------------------

                  Not Applicable.


Item 8.           Identification and Classification of Members of the Group
                  ---------------------------------------------------------

                  Not Applicable.


Item 9.           Notice of Dissolution of Group
                  ------------------------------

                  Not Applicable.

Item 10.          Certification
                  -------------

     By signing below each of the undersigned certifies that, to the best of her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 6 of 7 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date:  February 11, 2003                    /s/Eva J. Goldenberg
                                            -------------------------------
                                             Eva J. Goldenberg



Date:  February 11, 2003                    /s/Deborah S. Orlove
                                            -------------------------------
                                             Deborah S. Orlove